Exhibit 10.1

PURCHASE AGREEMENT

by and between

ABITIBIBOWATER INC.

and

FAIRFAX FINANCIAL HOLDINGS LIMITED

Dated as of March 24, 2008

TABLE OF CONTENTS

1.	Agreement to Sell and Purchase	1

	1.1 Sale and Purchase	1
	1.2 Escrow Deposit	1

2.	Closing and Delivery	1

	2.1 Closing	1
	2.2 Delivery	2

3.	Representations and Warranties of the Company	2

	3.1 Organization and Power	2
	3.2 Capitalization	2
	3.3 Authorization	3
	3.4 Valid Issuance	4
	3.5 No Conflict	4
	3.6 Consents	5
	3.7 Securities Filings	5
	3.8 Compliance with Law	5
	3.9 NYSE; TSX	5
	3.10 Investment Company Act	6
	3.11 Broker’s Fee	6

4.	Representations and Warranties of Purchaser	6

	4.1 Organization and Power	6
	4.2 Authorization	6
	4.3 No Conflict	6
	4.4 Consents	7
	4.5 Purchaser’s Financing	7
	4.6 Purchase Entirely for Own Account; Share Ownership	7
	4.7 Investor Status	7
	4.8 Securities Not Registered	8
	4.9 Broker’s Fee	8

5.	Conditions to Company’s Obligations at The Closing	8

	5.1 Receipt of Payment	8
	5.2 Representations, Warranties and Covenants	8
	5.3 No Injunction or Prohibition by Law	9
	5.4 Registration Rights	9
	5.5 Deposit Escrow Agreement	9

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6.	Conditions to Purchaser’s Obligations At The Closing	9

	6.1 Issuance of Note	9
	6.2 Representations, Warranties and Covenants	9
	6.3 No Injunction or Prohibition by Law	9
	6.4 Lender Consents	9
	6.5 Receipt of Approvals	9
	6.6 Financings	10
	6.7 Registration Rights	10
	6.8 Indenture	10
	6.9 Opinions	10
	6.10 Listing	10
	6.11 Deposit Escrow Agreement	10

7.	Covenants and Agreements	10

	7.1 Lender Consents	10
	7.2 Shares Issuable upon Conversion	10
	7.3 PORTAL and CUSIP	10
	7.4 Notice to Stockholders	10
	7.5 Regulatory Matters	11
	7.6 Acquisition of Additional Securities	11
	7.7 Restrictions on Transfer	13
	7.8 Confidential Information	14
	7.9 Adjustments to the Board of the Company	15
	7.10 No Solicitation of Transactions	16
	7.11 Participation Rights	18
	7.12 Further Assurances	19

8.	Survival	19

9.	Definitions	19

	9.1 Definitions	19
	9.2 Other Definitional Provisions	23

10.	Miscellaneous	24

	10.1 Termination	24
	10.2 Specific Performance and Other Remedies	25
	10.3 Notices	25
	10.4 Waivers and Amendments	26
	10.5 Headings	26
	10.6 Severability	26
	10.7 Governing Law	26
	10.8 Submission to Jurisdiction	26
	10.9 Waiver of Jury Trial	27
	10.10 Counterparts	27
	10.11 Successors and Assigns	27
	10.12 Payment of Fees and Expenses	27
	10.13 Entire Agreement	28

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EXHIBITS

A.	Description of Note

B.	Financings

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Agreement”) is made as of March 24, 2008, by and between AbitibiBowater Inc., a Delaware corporation with its principal place of business at 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2 (the “Company”), and Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada, with its principal place of business at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7 (“Purchaser”). Certain capitalized terms used herein are defined in Section 9.1.

WHEREAS, the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, 8.0% Convertible Notes due 2013 (the “Notes”) of the Company in an aggregate principal amount of $350,000,000, a description of the terms of which is attached hereto as Exhibit A, convertible at any time into shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), at a price of $10.00 per share (such shares of Common Stock for which the Notes are convertible, as such number of shares shall be adjusted pursuant to the terms of the Notes, the “Conversion Shares” and, together with the Notes, the “Securities”), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Purchaser, intending to be legally bound, hereby agree as follows:

1. AGREEMENT TO SELL AND PURCHASE.

1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell to Purchaser, and Purchaser will purchase from the Company, free and clear of Liens, the Notes, for an aggregate purchase price equal to $350,000,000 (the “Purchase Price”). The Notes will be governed by an indenture (the “Indenture”), between the Company and a trustee mutually acceptable to the Company and Purchaser, to be executed and delivered at the Closing and dated as of the date of the Closing. A description of the terms of the Notes and the Indenture is set forth in Exhibit A.

1.2 Escrow Deposit. Within 24 hours of the execution and delivery of this Agreement, Purchaser shall pay to the Deposit Escrow Agent, by wire transfer of immediately available funds, to be held and delivered by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement, the Purchase Price (provided that if such payment can not be made within such 24-hour period solely because the Deposit Escrow Agent account designated to receive such funds is not timely opened or the Deposit Escrow Agent can not otherwise receive such payment within such period, Purchaser shall make such payment immediately upon such account becoming available).

2. CLOSING AND DELIVERY.

2.1 Closing. The closing of the purchase and sale of the Notes pursuant to this Agreement (the “Closing”) shall be held at the offices of Troutman Sanders LLP, 600

Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, on March 31, 2008 or such other date as may otherwise be agreed upon by the parties (the “Closing Date”). At or prior to the Closing, Purchaser and the Company shall execute any related agreements or other documents required to be executed and/or delivered hereunder.

2.2 Delivery. At the Closing, (a) the Company shall issue and deliver to Purchaser the Notes through the facilities of the Depository Trust Company, free and clear of Liens, and (b) the Company and Purchaser shall deliver written instructions to the Deposit Escrow Agent to deliver the Deposit Escrow Fund as follows: (i) an amount equal to the Purchase Price less the amount described in Section 2.2(b)(ii) shall be paid, by wire transfer of immediately available funds, to the Company on behalf of the Purchaser (provided that Purchaser shall pay to the Company any shortfall of the Deposit Escrow Fund from such amount); (ii) an amount equal to the fees required to be paid to the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement shall be paid to the Deposit Escrow Agent from the Deposit Escrow Fund; and (iii) after payment of the foregoing, the balance of the Deposit Escrow Fund shall be paid, by wire transfer of immediately available funds, to Purchaser.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Securities Filings, the Company hereby represents and warrants to Purchaser as follows:

3.1 Organization and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its certificate of incorporation, by laws or other equivalent organizational or governing documents, except where the violation in the case of Subsidiaries of the Company would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Capitalization. As of the date of this Agreement, the authorized shares capital stock of the Company consist of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $1.00 per share. There are (a) 52,614,237 shares of Common Stock issued and outstanding, (b) 3,872,391 shares of Common Stock reserved for issuance pursuant to the Company’s equity incentive and employee benefit plans, (c) 4,959,893 shares of Common Stock reserved for issuance upon the exchange of outstanding exchangeable shares of AbitibiBowater Canada Inc. (the “Exchangeable Shares”), and (d) no shares of preferred stock issued and outstanding. All shares of Common Stock outstanding as of the date of this Agreement, and all shares of Common Stock reserved for issuance set forth in clauses (b) and (c) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or

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will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Since December 31, 2007, (i) the Company has only issued options or other rights to acquire Common Stock in the normal course of business consistent with past practice pursuant to the Company’s equity incentive and employee benefit plans, and (ii) the only shares of capital stock issued by the Company were pursuant to the exercise or conversion of outstanding awards under the Company’s equity incentive and employee benefit plans and the exchange of outstanding Exchangeable Shares.

3.3 Authorization. The Company has all requisite corporate power to enter into this Agreement, the Notes, the Indenture, the Registration Rights Agreement and the Deposit Escrow Agreement (collectively, the “Transaction Agreements”) and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal, valid and binding agreement of Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by applicable federal and state securities laws and principles of public policy. Upon execution by the other parties thereto, and assuming that they constitute legal, valid and binding agreements of the other parties thereto, each of the other Transaction Agreements constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by applicable federal and state securities laws and principles of public policy. The Guarantor has all requisite corporate power to enter into the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Guarantor necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated herein has been taken. Upon execution by the other parties thereto, and assuming that they constitute legal, valid and binding agreements of the other parties thereto, the Transaction Agreements constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by applicable federal and state securities laws and principles of public policy.

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3.4 Valid Issuance.

(a) The Notes will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(b) The Guarantee will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment for the Notes, be valid and legally binding obligations of the Guarantor, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) The Company has available for issuance the Common Stock initially issuable upon conversion of the Notes (as if such conversion occurred on the date hereof) without giving effect to any anti-dilution provisions contained in the Indenture and without giving effect to any conversion of PIK Notes (as defined in Exhibit A attached hereto). The Conversion Shares have been duly authorized and reserved for issuance, and when issued upon conversion of the Notes such Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

3.5 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company and the Guarantor, the issuance of the Conversion Shares and the consummation of the other transactions contemplated herein and therein will not (a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of the Company, (b) except with respect to provisions necessitating the Lender Consents (which consents shall be received prior to the Closing), result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Liens upon any of the properties, assets or rights of the Company or any of its Subsidiaries, or (c) assuming (i) the accuracy of the representations made by Purchaser in Section 4 hereof, (ii) the consents, approvals, orders and authorizations referred to in Section 3.6 (b) hereof have been obtained and (iii) the expiration or termination of applicable waiting periods referred to in clause (a) of Section 3.6, conflict with or violate any Applicable Law, other than, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

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3.6 Consents. All consents, approvals, orders and authorizations of any Governmental Entity required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of the Transaction Agreements and the Guarantee and the issuance of the Conversion Shares have been obtained or made, other than (a) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any applicable requirements under foreign law in connection with the issuance of Conversion Shares and (b) such consents, approvals, orders and authorizations, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.7 Securities Filings.

(a) Each of the Company and its Subsidiaries has timely filed all forms, documents, statements and reports required to be filed by it with the SEC since December 31, 2005. As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, the SEC Reports filed through the date hereof, collectively, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, all Canadian Securities Filings filed with the Canadian Securities Regulators complied in all material respects with the requirements of applicable Canadian Securities Laws.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the SEC Reports (collectively, the “Financial Statements“) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

3.8 Compliance with Law. The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any Applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Material Adverse Effect. The company is a reporting issuer in each Canadian province or territory that has a concept of a “reporting issuer.”

3.9 NYSE; TSX. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on NYSE and TSX, and the Company has no action pending to

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terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from NYSE or TSX, nor has the Company received any notification that the SEC, Canadian Securities Regulators, NYSE or TSX is currently contemplating terminating such registration or listing.

3.10 Investment Company Act. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.

3.11 Broker’s Fee. Except for Goldman, Sachs & Co. and CIBC World Markets Inc., the Company has engaged no brokers or finders entitled to compensation in connection with the sale of the Securities.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company as follows:

4.1 Organization and Power. Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

4.2 Authorization. Purchaser has all requisite corporate or similar power to enter into the Transaction Agreements to which it will be a party and to carry out and perform its obligations under the Transaction Agreements. All corporate action on the part of Purchaser or its stockholders, necessary for the authorization, execution, delivery and performance of such Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. Assuming the Transaction Agreements constitute the legal, valid and binding agreements of the Company, each of the Transaction Agreements to which Purchaser is or will be a party constitute or will when executed, as applicable, constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements by Purchaser to which it is a party and the consummation by Purchaser of the transactions contemplated herein and therein will not (a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Purchaser, (b) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit,

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concession, franchise, right or license binding upon Purchaser or result in the creation of any Lien upon any of the properties, assets or rights of Purchaser, or (c) assuming (i) the accuracy of the representations made by the Company in Section 3 and (ii) the consents, approvals, orders and authorizations referred to in Section 4.4(a) and (b) have been obtained, conflict with or violate any Applicable Law, other than, in the case of clauses (b) and (c), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of Purchaser to perform its obligations under the Transaction Agreements.

4.4 Consents. All consents, approvals, orders and authorizations of any Governmental Entity required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation by Purchaser of the other transactions contemplated herein have been obtained or made, other than (a) the expiration or termination of the applicable waiting period under the HSR Act or any applicable requirements under foreign law in connection with the issuance of the Conversion Shares to Purchaser, and (b) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to materially delay or hinder the ability of Purchaser to perform its obligations under the Transaction Agreements.

4.5 Purchaser’s Financing. Purchaser has, and at the time of its obligation to pay the Deposit Escrow Agent pursuant to Section 1.2 hereof will have, all funds necessary to pay to the Company the Purchase Price in immediately available funds.

4.6 Purchase Entirely for Own Account; Share Ownership. Neither Purchaser nor any of its Subsidiaries Beneficially Owns, in the aggregate, more than five percent (5%) of the outstanding shares of the Company’s Common Stock. Subject to Section 10.11, Purchaser is acquiring the Securities for its own account, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.7 Investor Status. Purchaser certifies and represents to the Company that Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser also certifies and represents to the Company that Purchaser is an “accredited investor” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Regulators. Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Purchaser has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, prospectus, sales or advertising literature, or any other document describing or purporting to describe the business and affairs of the Company which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Securities and the decision to subscribe for Securities and execute this Agreement has not been based upon any verbal or written representation (other than those in this Agreement) made by or on behalf of the Company or any employee or agent of the Company. Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company

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concerning this investment, has been furnished all materials related to the business, finances and operations of the Company which it has requested of the Company, and has sought such accounting, legal and tax advice as it deems appropriate in connection with its proposed investment under this Agreement.

4.8 Securities Not Registered. Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The offer, sale and issuance of the Securities is exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum in prescribed form under Canadian Securities Laws and, as a result: the Purchaser may not receive information that would otherwise be provided to it under Canadian Securities Laws; the Company is relieved from certain obligations that would otherwise apply under Canadian Securities Laws; and the Subscriber is prevented from using most of the civil remedies available to it under Canadian Securities Laws. Purchaser shall transfer the Securities only in compliance with the transfer restrictions set forth in Section 7.7.

4.9 Broker’s Fee. Purchaser has engaged no brokers or finders entitled to compensation in connection with the sale of the Securities for which the Company shall be liable.

5. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING. The Company’s obligation to sell, issue and deliver the Notes to Purchaser at the Closing shall be subject to the following conditions to the extent not waived by the Company:

5.1 Receipt of Payment. The Company shall receive payment at the Closing by wire transfer of immediately available funds, in the full amount of the Purchase Price less an amount equal to the fees required to be paid to the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement.

5.2 Representations, Warranties and Covenants. The representations and warranties of Purchaser made in this Agreement (without regard to any qualifications therein as to materiality) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such date (or, in each case, as of any earlier date as to which such representation and warranty expressly speaks), provided, that this condition shall be deemed satisfied unless the failure of any such other representations and warranties to be true and correct, individually or in the aggregate, on any such date would reasonably be expected to materially delay or hinder the ability of Purchaser to perform its obligations under the Transaction Agreements. Purchaser shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by Purchaser under this Agreement on or prior to the Closing.

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5.3 No Injunction or Prohibition by Law. No preliminary or permanent injunction or order, or other Applicable Law, that would prohibit the consummation of the transactions to be consummated at the Closing (for the avoidance of doubt, excluding the Conversion) shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

5.4 Registration Rights. A Registration Rights Agreement mutually agreeable to Purchaser and the Company (the “Registration Rights Agreement”) shall have been executed and delivered by Purchaser.

5.5 Deposit Escrow Agreement. A Deposit Escrow Agreement mutually agreeable to Purchaser and the Company (the “Deposit Escrow Agreement”) shall have been executed and delivered by Purchaser and the Deposit Escrow Agent.

6. CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING. Purchaser’s obligation to accept delivery of and pay for the Notes at the Closing shall be subject to the following conditions to the extent not waived by Purchaser:

6.1 Issuance of Note. Purchaser shall have received the Notes, through the facilities of the Depository Trust Company, duly executed and delivered.

6.2 Representations, Warranties and Covenants. The representations and warranties of the Company made in this Agreement (without regard to any qualifications therein as to materiality or material adverse effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such date (or, in each case, as of any earlier date as to which such representation and warranty speaks), provided, that this condition shall be deemed satisfied unless the failure of any such other representations and warranties to be true and correct, individually or in the aggregate, on any such date has had or would have, a Material Adverse Effect. The Company shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by the Company under this Agreement on or prior to the Closing Date.

6.3 No Injunction or Prohibition by Law. No preliminary or permanent injunction or order, or other Applicable Law, that would prohibit the consummation of the transactions to be consummated at the Closing (for the avoidance of doubt, excluding the Conversion) shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

6.4 Lender Consents. All consents from lenders of the Company or any of its Subsidiaries required in order to consummate the transactions contemplated by the Closing (the “Lender Consents”) shall have been received.

6.5 Receipt of Approvals. All consents, approvals, orders and authorizations of any Governmental Entity, NYSE or TSX required on the part of the Company in connection with the transactions contemplated by the Closing (for the avoidance of doubt, excluding the Conversion) shall have been received.

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6.6 Financings. The Company shall have consummated the financings in accordance with the arrangements described on Exhibit B hereto (collectively, the “Financings”).

6.7 Registration Rights. The Registration Rights Agreement shall have been executed and delivered by the Company.

6.8 Indenture. The Company and the Trustee shall have executed and delivered an Indenture that accurately reflects, in all material respects, the description of the Notes set forth in Schedule A hereto.

6.9 Opinions. The Purchaser shall have received customary legal opinions from counsel to the Company in form and substance acceptable to Purchaser, acting reasonably.

6.10 Listing. The Company shall have listed, subject to official notice of issuance, the Conversion Shares on NYSE and TSX.

6.11 Deposit Escrow Agreement. The Deposit Escrow Agreement shall have been executed and delivered by the Company and the Deposit Escrow Agent.

7. COVENANTS AND AGREEMENTS.

7.1 Lender Consents. Prior to Closing, the Company will use commercially reasonable best efforts to obtain the Lender Consents; provided that the failure to obtain all Lender Consents, after the exercise of such efforts, shall not constitute a breach of this Agreement for purposes of Section 10 hereof or otherwise.

7.2 Shares Issuable upon Conversion. The Company will at all times have and keep available for issuance such number of shares of Common Stock as shall be sufficient to permit the conversion of the Notes (including the PIK Notes) into Common Stock as provided for in the Indenture, including as may be adjusted in accordance with the Notes. To the extent not already listed, subject to official notice of issuance, the Company will use reasonable commercial efforts to cause any Common Stock issued upon conversion of the Notes to be listed with the stock exchange or quotation system on which the Common Stock may then be listed by the Company

7.3 PORTAL and CUSIP. The Company will use reasonable commercial efforts to (a) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the Nasdaq Stock Market, Inc. relating to the PORTAL Market as of the Closing or as promptly as practicable thereafter and (b) obtain all necessary Committee on Uniform Securities Identification Procedures numbers (CUSIP numbers) for the Notes required for creating a market in Notes traded pursuant to Rule 144A under the Securities Act or which are not “restricted securities” for purposes of Rule 144 under the Securities Act, in each case as of the Closing or as promptly as practicable thereafter.

7.4 Notice to Stockholders. Prior to Closing, the Company shall mail to its stockholders a notice alerting them to the Company’s omission to seek stockholder approval to the consummation of the transactions contemplated hereby and indicating that the audit committee of the Board has expressly approved this exception.

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7.5 Regulatory Matters. Upon the request of the Purchaser, the Company and Purchaser shall (a) make any required filing with the U.S. Federal Trade Commission (“FTC”), Department of Justice (“DOJ”) and any other Governmental Entity required under the HSR Act, the Competition Act (Canada) or any other Applicable Law with respect to the transactions contemplated hereby, (b) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to the transactions contemplated thereby and (c) provide any supplemental information requested in connection with the HSR Act, the Competition Act (Canada) or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of the Company and Purchaser shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the Competition Act (Canada) or such other Applicable Law or which is otherwise requested by the FTC or DOJ or other Governmental Entity in the course of any review of the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other Governmental Entity.

7.6 Acquisition of Additional Securities.

(a) Prior to the Closing, Purchaser agrees that neither Purchaser nor any of its Subsidiaries shall acquire or otherwise become the direct or indirect ultimate “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act, “Beneficial Owner”) of any shares of Common Stock.

(b) Except as provided in Section 7.11 hereof, from and after the Closing, during the period beginning on the Closing Date and ending on the date that is three (3) years from the Closing Date (unless earlier terminated in accordance with Section 7.6(c)), Purchaser agrees that neither Purchaser nor any of its Subsidiaries shall, unless specifically invited in writing by the Company or consented to by the Company, (i) become the direct or indirect ultimate Beneficial Owner of any equity securities of, or debt securities convertible into equity securities of, the Company, other than the Conversion Shares; (ii) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any equity securities (or Beneficial Ownership thereof), or rights or options to acquire any equity securities (or Beneficial Ownership thereof), or any assets, or businesses of the Company or any of its Subsidiaries (other than the Securities to be issued to Purchaser hereunder or any other securities acquired from the Company in exchange for or in connection with such Securities), (B) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries, (C) any recapitalization, stock dividend, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries, or (D) any “solicitation” of “proxies” (as such terms are

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used in the proxy rules of the SEC) to vote any voting securities of the Company or any of its Subsidiaries or consents to any action from any holder of any voting securities of the Company or any of its Subsidiaries or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of the Company or any of its Subsidiaries (excluding any Board Designee and other than with respect to the Securities to be issued to Purchaser hereunder or any other securities acquired from the Company in exchange for or in connection with such Securities); (iii) form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of the Company or any of its Subsidiaries or otherwise act in concert with any person in respect of any such securities (other than with respect to any of Purchaser’s Subsidiaries or any of the investors in the Notes on the Closing); (iv) except with respect to any Board Designees, otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Company or any of its Subsidiaries or to obtain representation on the Board or any committee thereof; (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (vi) request that the Company or any of its representatives amend or waive any provision of this Section 7.6 (provided, however, that if any Person, other than Purchaser or any of its Affiliates, acquires Beneficial Ownership of outstanding Common Stock or other securities entitled to vote for the election of directors of the Company (assuming full conversion and exercise of all outstanding convertible or exercisable securities) in an aggregate amount that is greater than the amount of such securities owned by the Purchaser, then the Purchaser may request that the Company waive the restrictions set forth in Section 7.6(b) and, in such case the Board will respond to such request within seventy-two (72) hours of such request), or make any public announcement with respect to the restrictions of this Section 7.6, or take any action which would reasonably be expected to require the Company or any of its Subsidiaries to make a public announcement regarding any potential transaction; or (vii) knowingly advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person or Persons, in connection with any of the foregoing.

(c) Notwithstanding any other provision hereof, the restrictions set forth in Section 7.6(b) above shall terminate if any of the following occurs not in violation of Section 7.6(b): (i) any Person, other than Purchaser or any of its Affiliates, acquires Beneficial Ownership of more than 50% of the outstanding Common Stock or other securities entitled to vote for the election of directors of the Company (assuming full conversion and exercise of all outstanding convertible or exercisable securities); or (ii) the Company enters into an agreement pursuant to which a Person would acquire all or substantially all of the stock or assets of the Company or the Company would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof. Nothing in Section 7.6(b) shall be construed to prohibit any Board Designee from confidentially, in good faith and in the performance of his or her duties as a member of the Board, discussing a proposal made by the Company or another Person concerning any extraordinary transaction involving the Company or its Subsidiaries or any of their securities or assets with the Board and representatives of the Company who are involved in the evaluation or execution of any such proposal on behalf of the Company.

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(d) Purchaser acknowledges that the Company would be irreparably injured by a breach of this Section 7.6, that monetary remedies would be inadequate to protect the Company against any actual or threatened breach or continuation of any breach of this Section 7.6, and, without prejudice to any other rights and remedies otherwise available to the Company, Purchaser agrees to the granting of equitable relief, including injunctive relief and specific performance, in the Company’s favor without proof of actual damages in the event of such Purchaser’s actual or threatened breach of this Section 7.6.

7.7 Restrictions on Transfer.

(a) Purchaser understands and agrees that the Securities have not been registered under the Securities Act and are “restricted securities” thereunder. Purchaser further understands and agrees that the Securities have been offered on a “private placement” basis under applicable Canadian Securities Laws, the Notes are not and will not be listed on any stock exchange, the Conversion Shares are listed and quoted for trading on the facilities of the TSX and will be subject to resale restrictions under Applicable Canadian Securities Laws and the rules of the TSX, and the Company may make a notation on its records or give instructions to any transfer agent of the Securities in order to implement such resale restrictions. Purchaser agrees that it will not Transfer any of the Securities (or solicit any offers in respect of any Transfer of any of the Securities), except in compliance with, or pursuant to an applicable exemption from, the Securities Act, any applicable foreign or state securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any attempt to Transfer any securities of the Company, including, without limitation, the Securities issued hereunder, not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

(c) In addition to any other legend that may be required, each certificate for Securities that is issued to Purchaser shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE SECURITIES ARE “RESTRICTED” AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT OR SUCH STATE SECURITIES LAWS, AND THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT REGISTRATION OF THE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

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UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].

(d) If any of the Securities shall be either (i) disposed of pursuant to a registration statement that has been declared effective by the SEC or (ii) sold under circumstances in which all of the applicable conditions of Rule 144 are met or pursuant to any prospectus and registration exemptions under the Canadian Securities Laws, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Securities without the legend required by Section 7.7(c) endorsed thereon.

(e) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not at any time Transfer, in one transaction or a series of transactions (other than in a “broker’s transaction,” as defined in Section 4(4) of the Securities Act; in a transaction directly with a “market maker,” as defined in Section 3(a)(38) of the Exchange Act; or in an underwritten, agency, public or 144A offering) (i) more than five percent (5%) of the then outstanding Common Stock (including Conversion Shares on an as-converted basis) to any one Person, including any Subsidiaries and Affiliates of such Person, or (ii) any Securities to a Competitor of the Company without the prior written consent of the Board (excluding any Board Designees), which consent shall be granted or withheld within twenty-four (24) hours and shall not be unreasonably withheld.

7.8 Confidential Information. Purchaser acknowledges that it has been, and from time to time hereafter, may be given, access to non-public, proprietary information with respect to the Company or its Subsidiaries (“Confidential Information”) for the purpose of Purchaser evaluating and monitoring an investment in the Securities. For purposes hereof for any Person, Confidential Information does not include, however, information which (a) is or becomes generally available to the public in accordance with Applicable Law other than as a result of a disclosure by the Person or its representatives or any Affiliate of such Person or its respective representatives in violation of this Section 7.8 or any other confidentiality agreement to which the Company is a party or beneficiary; (b) is, or becomes, available to the Person from a source other than the Company or any of its Affiliates or any of its representatives; provided, that such source was not known to Purchaser (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Company or any of its Subsidiaries or any of its representatives; (c) is already in the possession of the Person on the date hereof (other than information furnished by or on behalf of the Company or its representatives); or (d) is independently developed by the Person without violating any of the confidentiality terms herein. Purchaser agrees (i) except as required by Applicable Law, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any Person other than those of its representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by Purchaser in the Securities and to cause those representatives to observe the terms of this Section 7.8; and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment in the Securities.

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7.9 Adjustments to the Board of the Company.

(a) Promptly, but in no event later than seven (7) days, following the Closing, the Company shall cause two of the members of its Board to resign, and Purchaser shall have the right to nominate, pursuant to the terms and subject to the conditions of this Section 7.9, two (2) nominees to the Board to fill the resulting vacancies (each, a “Board Designee”). The Company shall take all necessary action to appoint the Board Designees to the Board (as members of a class or classes to be determined in accordance with the Company’s by-laws) immediately upon the resignation of the current members of the Board referenced above. The initial Board Designees shall be Anthony F. Griffiths and Paul Rivett. Provided that Purchaser’s right to appoint such Board Designee has not terminated in accordance with Section 7.9(c), the Company shall nominate such initial Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board. In the event that an initial Board Designee ceases to be a member of the Board, other than by reason of removal by the stockholders for cause, provided that Purchaser’s right to appoint such Board Designee has not terminated in accordance with Section 7.9(c), Purchaser may select another person as a nominee for Board Designee to fill the vacancy created thereby and such nominee shall become such Board Designee and shall be appointed to fill such vacancy provided, that no such appointment of a Board Designee (other than one of the initial Board Designees) shall be made unless such nominee shall be qualified and suitable to serve as a member of the Board under all reasonable corporate governance policies or guidelines of the Company and the Board and applicable legal, regulatory and stock market requirements, in each case as then in effect. Purchaser will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other reasonable investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Governance Committee may reasonably request as part of the Board of such Committee’s established policies and consistent with past practice; provided that with respect to the initial Board Designees, any such activities shall be concluded prior to Closing. It shall be a condition to the appointment or nomination for election or re-election of any Board Designee that such Board Designee tender a conditional resignation letter prior to his or her appointment or nomination for election or re-election to the Board providing such Board Designee’s irrevocable offer of resignation from the Board effective upon the Designee Termination Date.

(b) Each Board Designee shall be subject to the policies and requirements of the Company and the Board, including any applicable corporate governance policies or guidelines or standards of business conduct of the Company or the Board, in a manner consistent with the application of such policies and requirements to other members of the Board.

(c) The rights of Purchaser and obligations of the Company pursuant to this Section 7.9 with respect to one of the Board Designees shall terminate, and one of Purchaser’s Board Designees shall immediately resign, at such time as Purchaser does not Beneficially Own more than twenty percent (20%) of the Company’s outstanding Common Stock or securities convertible into at least twenty percent (20%) of the Company’s outstanding Common Stock, in

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each case assuming full conversion and exercise of all outstanding securities of the Company convertible or exercisable for Common Stock (other than options or warrants, as applicable) as of the date of such determination. All rights of Purchaser and obligations of the Company pursuant to this Section 7.9 shall terminate, and each of Purchaser’s Board Designees shall immediately resign, upon the first to occur of: (i) the conversion of ninety percent (90%) of the Notes into the Conversion Shares; (ii) such time as Purchaser does not Beneficially Own more than fifteen percent (15%) of the Company’s outstanding Common Stock, or securities convertible into at least fifteen percent (15%) of the Company’s outstanding Common Stock, in each case assuming full conversion and exercise of all outstanding securities of the Company convertible or exercisable for Common Stock (other than options or warrants, as applicable) as of the date of such determination; (iii) the Company sells all or substantially all of its assets; (iv) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of more than 50% of the outstanding Common Stock; (v) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold 50% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction; or (vi) Purchaser irrevocably waives and terminates all of its rights under this Section 7.9. The date of termination pursuant to this clause (c) of the obligations of the Company pursuant to this Section 7.9 is sometimes referred to herein as the “Designee Termination Date”.

7.10 No Solicitation of Transactions. From the date of this Agreement and until the Closing or until the earlier termination of this Agreement:

(a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will cause its and its Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action. The Company shall notify Purchaser as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer, or inquiry or contact, and shall provide a copy of all written materials provided in connection therewith. After

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receipt by the Company of any such proposal or offer or inquiry or contact, the Company shall promptly keep Purchaser informed of the status and details (including material amendments or proposed material amendments) of any such proposal or offer, or inquiry or contact and shall promptly provide Purchaser a copy of all written materials subsequently provided in connection therewith. The Company shall provide Purchaser with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 7.10, the Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, provided the Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment upon the receipt of advice of independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Superior Proposal, furnishing such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable law, (iii) provided written notice to Purchaser of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms that are customary for such a transaction (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

(c) Except as set forth in this Section 7.10(c), neither the Board nor any committee thereof shall approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board determines, in its good faith judgment prior to the time of Closing and upon receipt of advice of independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to do so to comply with its fiduciary obligations to the Company and its stockholders under applicable law, the Board may recommend a Superior Proposal, but only (i) after providing written notice to Purchaser (a “Notice of Superior Proposal”) advising Purchaser that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board intends to approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, such Competing Transaction and the manner in which it intends (or may intend) to do so, and (ii) if Purchaser does not, within forty-eight (48) hours of Purchaser’s receipt of the Notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal. From the time of Purchaser’s receipt of the Notice of Superior

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Proposal until the end of such 48-hour period, the Company shall, if requested by Purchaser, negotiate in good faith with Purchaser to revise this Agreement so that the Competing Transaction that constituted a Superior Proposal no longer constitutes a Superior Proposal. Any disclosure that the Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Board in violation of this Section 7.10(c).

7.11 Participation Rights. For so long as the Purchaser owns Notes, each time the Company proposes to offer any shares of its Common Stock (or any securities convertible into, exchangeable for or linked to its Common Stock), the Company shall first offer an amount of Common Stock (or such other securities) to Purchaser in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Issuance Notice”) to Purchaser stating (i) its bona fide intention to offer Common Stock (or other securities), (ii) the number of shares of Common Stock (or other securities) to be offered, and (iii) the price and terms, if any, upon which it proposes to offer Common Stock (or other securities).

(b) By written notification (“Purchase Notice”) received by the Company within ten Business Days after receipt of the Issuance Notice, Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of Common Stock (or other securities) being offered which equals the proportion that the number of shares of Common Stock then held by Purchaser (either directly or indirectly by Purchaser’s right to convert Company securities into Common Stock) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities as of the date of the Issuance Notice). Such Purchase Notice shall set forth the exact amount of Common Stock (or other securities) that Purchaser wishes to purchase and shall constitute Purchaser’s binding offer to purchase such Common Stock (or other securities). The failure of Purchaser to deliver a Purchase Notice within the foregoing ten day period shall be deemed to be a waiver of its right to participate in the offering of Common Stock (or other securities) described by such Issuance Notice.

(c) The closing of the sale of such Common Stock shall be held at the time and place as the parties shall agree.

(d) The right of first offer in this Section 7.11 shall not be applicable to the issuance or sale of (i) any shares of Common Stock issued or issuable to officers, directors, employees or consultants to or of the Company pursuant to stock option agreements, restricted stock awards, warrants or similar arrangements; (ii) any shares of Common Stock issued or issuable pursuant to a strategic partnership relationship or the acquisition of all or part of another corporation or other entity by merger, reorganization or otherwise; (iii) any shares of Common Stock issued or issuable pursuant to a joint venture or research, development or product distribution agreement with another corporation; (iv) any shares of Common Stock issued or issuable in connection with any equipment leasing, bank financing transactions or to vendors of the Company; and (v) any shares of Common Stock issued pursuant to the exchange of any Exchangeable Shares.

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7.12 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

8. SURVIVAL. The representations and warranties contained in this Agreement shall survive for a period of six (6) months after the Closing and shall terminate upon the expiration of such period.

9. DEFINITIONS.

9.1 Definitions. The following terms shall have the following meanings:

“Affiliate” means with respect to any specified Person any other Person that controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity.

“Beneficial Ownership” (and derivatives thereof) has the meaning assigned to it in Section 7.6(a).

“Board” means the Board of Directors of the Company.

“Board Designee” has the meaning assigned to it in Section 7.9.

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“Business Day” means each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Canadian Securities Filings” means the forms, documents, statements and reports (including any amendments thereto) filed by the Company, Abitibi-Consolidated Inc. or Bowater Incorporated pursuant to the Canadian Securities Laws and applicable discretionary rulings or orders issued by the Canadian Securities Regulators.

“Canadian Securities Laws” means the applicable securities laws, regulations and rules of each of the provinces and territories of Canada, the policy statements, rules, orders and companion policies of or administered by the Canadian Securities Regulators, and applicable discretionary rulings or orders issued by the Canadian Securities Regulators pursuant to such laws, regulations, rules and policy statements (to the extent that such order has been issued to the Company, Abitibi-Consolidated Inc. or Bowater Incorporated), all as amended and in effect from time to time.

“Canadian Securities Regulators” means the British Columbia Securities Commission; the Alberta Securities Commission; the Saskatchewan Financial Services Commission; The Manitoba Securities Commission; the Ontario Securities Commission; L’Autorité des marchés financiers du Québec; the Nova Scotia Securities Commission; the Securities Commission of Newfoundland and Labrador; the New Brunswick Securities Commission; the Registrar of Securities; Prince Edward Island; the Registrar of Securities, Yukon, the Registrar of Securities, Northwest Territories; the Registrar of Securities, Nunavut; any successor entity to such a securities regulatory authority; and any other person performing similar functions under the Canadian Securities Laws.

“Closing” has the meaning assigned to it in Section 2.1.

“Closing Date” has the meaning assigned to it in Section 2.1.

“Company” has the meaning assigned to it in the preamble hereto.

“Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement or the Financings): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition of any class of equity securities, or of any securities convertible or exchangeable into any class of equity securities, of the Company or of any Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities, or of any securities convertible or exchangeable into 15% or more of any class of equity securities, of the Company or of any Subsidiary; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement.

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“Competitor” shall mean any business, foreign or domestic, which is primarily engaged, at any time during which the Securities are outstanding, in the manufacture, sale, or distribution of forest products, or in the providing of related services.

“Confidential Information” has the meaning assigned to it in Section 7.8.

“Conversion” means the conversion of the Notes into the Conversion Shares.

“Conversion Shares” has the meaning assigned to it in the recitals hereto.

“Deposit Escrow Agent” means Computershare Trust Company of Canada, or such other banking institution mutually agreed upon by the parties.

“Deposit Escrow Fund” means the Purchase Price, plus any interest and earnings thereon, held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means, with respect to the Company or Purchaser, all reasonable out of pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, lenders, experts and consultants) incurred by such party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of the Transaction Agreements and the transactions contemplated thereby.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Guarantor” means Bowater Incorporated.

“HSR Act” has the meaning assigned to it in Section 3.6.

“Lender Consents” has the meaning assigned to it in Section 6.4.

“Lien” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or any preference, priority or other security agreement.

“Material Adverse Effect” means any change, effect, event, occurrence or development which, individually or in the aggregate, (a) is or would reasonably be expected to be materially

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adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether something has had or would reasonably be expected to have a Material Adverse Effect: (i) any change, effect, event, occurrence or development in the financial, securities or capital markets or the economy in general; (ii) any change, effect, event, occurrence or development in the industries in which the Company or any of its Subsidiaries operates in general; (iii) the performance of obligations under this Agreement; (iv) the insolvency of Abitibi-Consolidated, Inc.; (v) any change in the demand or pricing for paper or wood products; (vi) any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including any change in the exchange rate between the Canadian and U.S. dollars; (vii) any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by the Company or any of its Subsidiaries; (viii) any change, effect, occurrence or development resulting from or relating to the announcement of the execution of this Agreement or the transactions contemplated by this Agreement, or (ix) any change in the trading prices of the Common Stock, by itself, (it being understood that the foregoing shall not prevent a party from asserting that any change, event, occurrence, effect or development that may have contributed to or caused such change in trading prices independently constitutes a Material Adverse Effect); provided further, that, with respect to clauses (i), (ii), (v), (vi) and (vii) such change, effect, event, occurrence or development does not disproportionately impact the Company and its Subsidiaries compared to other companies operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate; or (b) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the transactions contemplated by the Transaction Agreements or to perform its obligations under the Transaction Agreements.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, or any national securities exchange.

“Purchase Price” has the meaning assigned to it in Section 1.1.

“Purchaser” has the meaning assigned to it in the preamble hereto.

“Registration Rights Agreement” has the meaning assigned to it in Section 5.4.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the forms, documents, statements and reports (including any amendments thereto) filed by the Company, Abitibi-Consolidated Inc. or Bowater Incorporated with the SEC since December 31, 2005.

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“Securities” has the meaning assigned to it in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Filings” means the SEC Reports and the Canadian Securities Filings.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superior Proposal” shall mean an unsolicited written bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that (i) the Board determines, in its good faith judgment (after having received the advice of independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) and a financial advisor of internationally recognized reputation), to be (A) more favorable to the Company stockholders than the transactions contemplated by this Agreement (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise), and (B) reasonably capable of being completed taking into account all legal, regulatory and other aspects of such proposal and the Financings and (ii) for which financing, to the extent required, is then committed.

“Termination Fee” has the meaning assigned to it in Section 10.1(b).

“Transaction Agreements” has the meaning assigned to it in Section 3.3.

“Transfer” means, with respect to any securities of the Company, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such security or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such security or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“TSX” means the Toronto Stock Exchange.

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9.2 Other Definitional Provisions.

(a) All capitalized terms defined in this Agreement and not specifically referenced in Section 9.1 shall have the definition so prescribed to them herein.

(b) As used herein and in any other Transaction Agreement, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 9.1 and accounting terms partly defined in Section 9.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d) All references in this Agreement to “dollars” or “$” are to United States dollars, unless expressly set forth otherwise.

10. MISCELLANEOUS.

10.1 Termination.

(a) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (i) by mutual written consent of the Company, duly authorized by the Board, and Purchaser, (ii) if the Board determines, in its good faith judgment, following the receipt of advice of its independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) and financial advisor, that, in light of such Superior Proposal, terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to its stockholders is necessary in order for the Board to comply with its fiduciary obligations, the Company may terminate this Agreement and the Board may recommend such Superior Proposal to its stockholders after such termination, and concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, the Company shall not terminate this Agreement pursuant to this Section 10.1(a)(ii), and any purported termination pursuant to this clause shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 10.1(a)(ii) the Company pays to Purchaser the Termination Fee payable pursuant to Section 10.1(b); provided, further, the Company shall not exercise its right to terminate this Agreement pursuant to this Section 10.1(a)(ii) and the Board shall not recommend a Superior Proposal to its stockholders pursuant to Section 7.10 unless the Company shall be in compliance with its obligations under Section 7.10; (iii) by action of the Board or Purchaser if any order or injunction permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable; (iv) by action of the Board or Purchaser if this Agreement shall not have been consummated by April 7, 2008; provided, however, that the

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right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred; or (v) by Purchaser if (x) the Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (y) the Company shall have intentionally breached its obligations under Section 7.10, or (z) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders). In the event of any termination pursuant to this Section 10.1(a), this Agreement shall become null and void and have no effect, with no liability on the part of the Company or Purchaser, or any of the respective directors, officers, agents or stockholders, with respect to this Agreement, except as provided for in this Section 10.1 and Section 10.2, and except that (A) such termination shall not relieve any party of any liability for any breach occurring prior to such termination; and (B) this Section 10 shall survive the termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 10.1(a)(ii) or Section 10.1(a)(v), then the Company shall pay to Purchaser promptly (but in any event no later than one business day after the first of such events shall have occurred, except that in the case of a termination pursuant to Section 10.1(a)(ii) the Company shall make such payment prior to or concurrently with such termination) a fee of $20,000,000 (the “Termination Fee”), which amount shall be payable in immediately available funds, plus an amount equal to the amount of Purchaser’s reasonable and documented expenses (not to exceed $1,000,000).

(c) If this Agreement is terminated then, as soon as practicable, the parties shall instruct the Deposit Escrow Agent to pay, by wire transfer of immediately available funds, the entire Deposit Escrow Fund to the Purchaser.

10.2 Specific Performance and Other Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.2, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.3 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

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(a)	If to the Company:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montreal, Quebec H3B 5H2

Attention: Jacques Vachon, Chief Legal Officer

with a copy to:

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, Georgia 30308

Attention: Cal Smith

or to such other person at such other place as the Company shall designate to Purchaser in writing.

(b)	If to Purchaser:

Fairfax Financial Holdings Limited

85 Wellington Street West

Toronto, ON M

Attention: Paul Rivett, Chief Legal Officer and Vice President

with a copy to:

Shearman & Sterling LLP

Commerce Court West, Suite 4405

Toronto, ON M5L 1E8

Attention: Christopher J. Cummings

or to such other person at such other place as Purchaser shall designate to the Company in writing.

10.4 Waivers and Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and Purchaser.

10.5 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

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10.6 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

10.8 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the other Transaction Agreements shall be heard and determined exclusively in the Chancery Court of the State of Delaware and the appellate courts thereof. The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Agreements brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement, the other Transaction Agreements or the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth herein shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

10.9 Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.9.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

10.11 Successors and Assigns. This Agreement and all obligations hereunder shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable. Notwithstanding the previous sentence, prior to Closing, Purchaser may assign rights to purchase a portion of the Notes to one or more of Purchaser’s Subsidiaries; provided that no assignment pursuant to this Section 10.11 shall in any manner limit or impair Purchaser’s obligations hereunder or release Purchaser from its obligations hereunder. Except as otherwise expressly provided herein, and subject to the previous sentence, the provisions hereof shall inure to the benefit of, and be binding upon, the successors or assigns of the parties hereto (and for the avoidance of doubt references herein to a party shall also be deemed to also refer to successors and assigns).

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10.12 Payment of Fees and Expenses. Each of the Company and Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, upon the Closing, the Company shall reimburse Purchaser for up to $300,000 of such documented out-of-pocket fees and expenses incurred by Purchaser in connection with its legal representation in connection with this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.13 Entire Agreement. This Agreement, including the schedules, exhibits and attachments hereto, contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ABITIBIBOWATER INC.

By:	/s/ John W. Weaver
Name:	John W. Weaver
Title:	Executive Chairman

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Vice President and CLO

Exhibit A

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, to be dated as of the date of initial issuance of the notes, between AbitibiBowater Inc., as issuer, Bowater Incorporated, as guarantor, and [—], as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “AbitibiBowater” refer only to AbitibiBowater Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below.

General

The notes will be general unsecured senior obligations of AbitibiBowater. The notes are limited to $350,000,000 aggregate principal amount plus any PIK Notes issued as paid-in-kind interest thereon (as described below). The notes will mature on April 15, 2013. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000 or if PIK Notes are issued or PIK Interest is paid, in denominations of $1.00 and integral multiples of $1.00. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee.

Subject to the next paragraph, the notes bear cash interest at the rate of 8% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008, to holders of record at the close of business on the April 1 or the October 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on October 15, 2008, will include interest from the date of initial issuance of the notes through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York are authorized or obligated to close.

We may, at our option, if our board of directors determines in good faith that we will not have sufficient cash resources on hand to pay cash interest on the notes at the time of the relevant interest payment date, pay interest on the notes entirely by increasing the principal amount of the outstanding notes or by issuing additional notes (“PIK Notes”) in an aggregate principal amount equal to the amount of interest then due and payable in accordance with the following sentence, rounded up to the nearest whole dollar (“PIK Interest”). PIK Interest will accrue at the rate of 10% per annum. Interest shall accrue on PIK Notes issued pursuant to the indenture from and including the date of issuance of such PIK Notes. Any such PIK Notes shall be issued on the same terms as the notes and shall constitute part of the same series of securities as the notes and will vote together as one series on all matters with respect to the notes. All references to notes herein shall include any PIK Notes.

We must elect the form of interest payment with respect to each interest period by delivering a notice to the trustee at least ten business days prior to the applicable interest payment date; provided, however, that in respect of the first full interest period during which the initial purchasers of the Notes own less than 90% of the Notes, and in respect of all subsequent interest periods, such notice must be delivered to the trustee at least ten business days prior to the beginning of such interest period. The trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election, interest on the notes will be payable according to the election for the previous interest period.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking

The notes will be unsecured senior obligations and will be:

Equal in right of payment with any of our senior indebtedness, and

Senior in right of payment to all of our existing and future subordinated indebtedness.

Our subsidiaries are separate and distinct legal entities. Our existing subsidiaries (other than Bowater Incorporated) and any future subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of our existing subsidiaries and any future subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

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Guarantee

The notes will be guaranteed by Bowater Incorporated (the “Guarantor”). The Guarantor will fully and unconditionally guarantee the payment of principal of and interest, and premium, if any, on the notes. The obligations of the Guarantor under its guarantee (the “Guarantee”) will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

The Guarantee will be a senior unsecured obligation of the Guarantor. The Guarantee will rank equally in right of payment with all existing and future senior indebtedness of the Guarantor.

Conversion Rights

Holders may convert their notes into shares of our common stock prior to the close of business on the business day immediately preceding the stated maturity date based on an initial conversion rate of 100 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.00 per share). The conversion rate will be subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $1.00.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

To convert a note, a holder must:

complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

surrender the note to the conversion agent;

if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

to satisfy our obligation to pay the principal amount of a note; and

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to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, provided that no such payment need be made:

in connection with any conversion following the regular record date immediately preceding the final interest payment date;

if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day following the corresponding interest payment date; or

to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

The conversion rate will not be adjusted for accrued interest.

We will adjust the conversion rate for certain events, including:

1.	the issuance of our common stock as a dividend or distribution on our common stock;

2.	certain subdivisions and combinations of our common stock;

3.	the issuance to all or substantially all holders of our common stock of certain rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

4.	the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

5.	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

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6.	payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution on our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture will provide that upon conversion of the notes, holders will receive the rights related to such common stock pursuant to any stockholder rights plan that we may adopt whether or not such rights have separated from the common stock at the time of such conversion to the extent such rights remain in place at such time. However, in the case of any future rights plan that so provides, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

the issuance of such rights;

the distribution of separate certificates representing such rights;

the exercise or redemption of such rights in accordance with any rights agreement; or

the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

a consolidation, merger or combination involving us;

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a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the notes will be convertible into the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of any fundamental change.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will also adjust for any carry forward amount upon conversion regardless of the 1% threshold. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (7) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 110% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the

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fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction, but in no event less than 20 days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

the principal amount of the withdrawn notes;

if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after

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delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly owned subsidiaries, other than:

any transaction:

that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose

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election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is not listed for trading on a United States national securities exchange.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us will be surrendered to the trustee for cancellation and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

Voting Rights

Without the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding, voting as a class, (i) we will not, and will not permit any of our subsidiaries to, directly or indirectly, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any indebtedness if after the incurrence of such indebtedness our total indebtedness, on a consolidated basis, would exceed $7.5 billion and (ii) we will not pay any dividends on our common stock.

Reporting Obligations

We will file in a timely fashion all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and deliver such reports to the trustee within 15 days after we are required to file such reports with the SEC.

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In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee, the holders, and, upon request, beneficial owners of notes with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. In addition, in such event we will (i) hold a quarterly conference call to discuss the quarterly and annual information contained in the reports no later than five business days from the time we furnish such information to the trustee; (ii) no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (i) above, issue a press release to the appropriate wire services for broad dissemination in the United States and Canada announcing the time and date of such conference call and directing the beneficial owners of the notes, prospective investors and securities analysts to contact the investor relations office of AbitibiBowater to obtain the reports and information and how to access such conference call; and (iii) either (x) maintain an unrestricted public website on which the reports and conference call access details are posted; (y) maintain a non-public website to which beneficial owners of the notes, prospective investors and securities analysts are given access and to which the reports and conference call access details are posted or (z) distribute via e-mail such reports and conference call details to beneficial owners of the notes, prospective investors and securities analysts who request to receive such distributions.

We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

In addition, we will agree that, for so long as any notes remain outstanding, we will furnish to holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Acceleration

The following are events of default under the indenture:

default in the payment of any principal amount or any purchase price, or fundamental change purchase price due with respect to the notes, when the same becomes due and payable;

default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days;

default in the delivery when due of shares of common stock and any cash payable upon conversion with respect to the notes, which default continues for 5 days;

our or the Guarantor’s failure to comply with any of our or its other agreements in the notes, the guarantee or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

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default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of us, the Guarantor or any of the Guarantor’s subsidiaries for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

the Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Guarantee; and

certain events of bankruptcy, insolvency or reorganization affecting us, the Guarantor or any of the Guarantor’s subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that neither we nor the Guarantor may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, other than to one or more of our wholly owned subsidiaries, unless:

the resulting, surviving or transferee corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture and, in the case of the Guarantor, the Guarantee;

after giving effect to the transaction, no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

other conditions described in the indenture are met.

Upon the assumption of our or the Guarantor’s obligations by such entity in such circumstances, except for a lease of our or the Guarantor’s properties substantially as an entirety and, subject to certain other exceptions, we or the Guarantor, as applicable, shall be discharged from all obligations under the notes and the indenture and, in the case of the Guarantor, the Guarantee. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above.

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Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

make the note payable in money or securities other than that stated in the note;

change the stated maturity of the note;

reduce the principal amount or fundamental change purchase price with respect to the note;

make any change that adversely affects the right to require us to purchase the note;

impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

change the currency of payment of principal of, or interest on, the note;

except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note;

release the Guarantor from any of its obligations under the Guarantee or the indenture, except in accordance with the indenture; or

change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

to secure our obligations in respect of the notes;

to add a Guarantor;

to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

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to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

to cure any ambiguity, omission, defect or inconsistency in the indenture; or

to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes and the Guarantee are governed by, and construed in accordance with, the law of the State of New York.

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Information Concerning the Trustee

[—], a [national banking association duly organized and existing under the laws of the United States of America] will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

a limited purpose trust company organized under the laws of the State of New York;

a member of the Federal Reserve System;

a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

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The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. We will make any payments of PIK Interest in respect of notes represented by global securities by increasing the principal amount of such global securities for the benefit of the accounts of participants specified by DTC or its nominee. We will make any payments of PIK Interest in respect of notes represented by certificated notes by issuing PIK Notes in the form of certificated notes and delivering them to holders.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its

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participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes (and the holder so requests), DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

The notes and the common stock issuable on the conversion thereof may only be sold (a) to AbitibiBowater Inc. or any subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act of 1933, (c) for so long as the securities are eligible for resale pursuant to Rule 144A, to a person the transferor reasonably believes is a Qualified Insitutional Buyer, as defined in Rule 144A, that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, or (d) pursuant to any other available exemption from the registration requirements of the Securities Act of 1933, subject to AbitibiBowater’s and the trustee’s right prior to any such offer, sale or transfer pursuant to clause (d) to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them. These restrictions shall apply until such securities may be resold without restriction pursuant to Rule 144 under the Securities Act of 1933.

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Exhibit B

FINANCINGS

The debt tranches of the Company’s previously announced refinancing plan consist of the following:

•	US$250-325 million of new senior unsecured exchange notes of Abitibi-Consolidated Inc. (“Abitibi”) due 2010;

•	US$350-450 million of new 364-day senior secured term loan of Abitibi; and

•	Approximately US$400 million of new senior secured notes or a term loan of Abitibi not to exceed a five-year term.

Abitibi may replace or amend the financings described above so long as such replacement or amendment consists of non-convertible debt financings of Abitibi that are not guaranteed by, or secured by the assets of, the Guarantor or any of its Subsidiaries and would not reduce the aggregate amount of proceeds reflected above on this Exhibit B in excess of $50 million.

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